PRESS RELEASE
FROM:

NYSE: CIM

Chimera Investment Corporation
1211 Avenue of the Americas
Suite 2902
New York, New York 10036

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Investor Relations
1 (866) 315-9930
www.chimerareit.com

FOR IMMEDIATE RELEASE

CHIMERA INVESTMENT CORPORATION ANNOUNCES PORTFOLIO DEVELOPMENTS

New York, New York, October 14, 2008 (BUSINESS WIRE) – Chimera Investment Corporation today announced that during the third quarter of 2008 it has taken portfolio management steps in response to declining asset values and adverse changes in the cost and availability of financing. During the quarter ended September 30, 2008, the Company had completed sales of assets with a carrying value of $432.5 million in AAA-rated non-Agency residential mortgage-backed securities (RMBS) and terminated $983.4 million in interest rate swaps, which resulted in net realized losses of approximately $113.0 million and $10.5 million, respectively. Total liabilities were approximately $1.1 billion at September 30, 2008, consisting of approximately $620 million under a repurchase agreement with Annaly Capital Management, Inc. and approximately $499 million in securitized liabilities. At September 30, 2008, book value per share is estimated to be approximately $6.15 per share.

“As we have previously discussed, the events of February and March 2008 provoked a significant deterioration in asset values and financing conditions for non-Agency mortgage assets, but the difficulties did not end there," said Matthew J. Lambiase, Chief Executive Officer and President of Chimera. “The onset of anxiety related to Fannie Mae and Freddie Mac culminating with the federal government’s action of September 7, 2008, sparked a further sell-off in the third quarter of 2008, challenging all investors in non-conforming residential mortgage loans and non-Agency mortgage-backed securities. Despite the fact that Chimera’s assets have had no credit-related issues, they have not been immune to the kind of value shifts which challenge portfolios with even relatively low levels of leverage. In these circumstances, our team took actions intended to protect our liquidity, including reducing borrowings and disposing of assets.”

Mr. Lambiase continued, “As the fourth quarter begins, it is no exaggeration to say that the markets and its participants are entering uncharted territory. Congress has passed a sweeping response to the systemic challenges facing our financial infrastructure, which is intended to support asset values and foster new credit creation by directly injecting capital into and removing distressed assets from the financial system. With the third quarter’s sales behind us, and with the positive actions of policymakers, we believe Chimera stands ready for the new environment.”

In addition, on October 14, 2008, Chimera commenced a public offering in which it intends to sell approximately 250 million shares of common stock.

Separately, on September 9, 2008, the Board of Directors of Chimera declared the third quarter 2008 common stock cash dividend of $0.16 per common share. The dividend is payable October 31, 2008 to common shareholders of record on September 18, 2008.

Chimera is a specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company's principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT"), is externally managed by Fixed Income Discount Advisory Company, which is wholly-owned by Annaly Capital Management, Inc.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our absence of an operating history, our use of leverage, changes in the yield curve, the availability of mortgage loans, mortgage-backed securities and other real estate assets for purchase, changes in the market value of our assets, our ability to obtain financing and the terms of financing, general volatility of the securities markets in which we invest, interest rate mismatches between our assets and our borrowings used to fund such purchases, changes in interest rates and mortgage prepayment rates, effects of interest rate caps on our adjustable-rate mortgage-backed securities, rates of default or decreased recovery rates on our investments, prepayments of mortgage assets and the mortgage and other loans underlying our mortgage-backed or other asset-backed securities, the degree to which our hedging strategies may or may not protect us from interest rate volatility, changes in governmental regulations, tax law and rates and similar matters, market trends in our industry, interest rates, the debt securities markets or the general economy, and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.